Exhibit 10.14

LEASE

By this Agreement dated the 16th day of August, 2000

Princeton Developments Ltd. and

Gratrend Holdings Ltd.

, as LANDLORD

upon and in consideration of the covenants, terms, and conditions contained in this LEASE and which are implied, hereby demises and leases to

Software Integration Services Ltd.

, as TENANT

those PREMISES outlined in red on Schedule 1 attached, in the BUILDING known as Edmonton West Business Park, Phase I, Building C, 14944-64 - 121 A Avenue, Edmonton, Alberta constructed on LAND described as:

Lot 7
Block 5
Plan 802 0574
Edmonton, Alberta

• agreed to contain a Rentable Area of 3,035 square feet

on the main floor of said BUILDING

• for a TERM of six (6) years

• from a COMMENCEMENT DATE of October 1, 2000

• and expiring on September 30, 2006

• for an ANNUAL RENT of

For Year 1:	$12,898.75 (Twelve Thousand Eight Hundred Ninety Eight Dollars Seventy Five Cents) per annum;

For Year 2:	$13,657.50 (Thirteen Thousand Six Hundred Fifty Seven Dollars Fifty Cents) per annum;

For year 3:	$15,175.00 (Fifteen Thousand One Hundred Seventy Five Dollars) per annum;

For Year 4:	$15,933.75 (Fifteen Thousand Nine Hundred Thirty Three Dollars Seventy Five Cents) per annum; and

For Years 5 and 6:	$16,692.50 (Sixteen Thousand Six Hundred Ninety Two Dollars Fifty Cents) per annum.

-	and other payments in accordance with the LEASE

Use of Premises	The Premises shall be used and occupied only as business offices for the business of Tenant a. initially conducted in the Premises, or for such other purpose as Landlord may specifically authorize in writing.

The following appendices are attached to and from part of the Lease:

Schedule 1	- Plan of Premises

Schedule 2	- Project Supplement with definitions.

Schedule 3	- Supplementary Terms

Schedule 4	- Renewal Option

TENANT	LANDLORD
/s/ Illegible	/s/ Illegible

Software ; Integration
Service ; Ltd.
Lease Dated August 16, 2000

OFFICE LEASE INDEX

Article	Heading
GRANT OF LEASE

1.01	Demise
1.02	Covenants
1.03	Quiet Enjoyment
1.04	Use of Common Areas
1.05	Use of Premises
1.06	Consent
1.07	Compliance with Laws
1.08	Nuisance
1.09	Abandonment

RENT

2.01	Payment of Rent
2.02	Early Occupancy
2.03	Delayed Occupancy
2.04	Payment of Annual Rent
2.05	Payment of Operating Costs
2.06	Payment of Other Charges

OPERATION OF THE PROJECT

3.01	Standards
3.02	Services to Premises
3.03	Building Services
3.04	Maintenance, Repair and Replacement
3.05	Additional Services
3.06	Alterations by Landlord
3.07	Access by Landlord
3.08	Name of Building

MAINTENANCE OF THE PREMISES

4.01	Condition of Premises
4.02	Failure to Maintain Premises
4.03	Alterations by Tenant
4.04	Builders’ Liens
4.05	Signs
4.06	Tenants Property
4.07	Leasehold Improvements

TAXES

5.01	Landlord’s Taxes
5.02	Allocation
5.03	Tenants Taxes
5.04	Right to Contest
5.05	Additional Taxes

INSURANCE

6.01	Landlord’s Insurance
6.02	Tenant’s Insurance
6.03	Use of Proceeds
6.04	Landlord May Place insurance
6.05	Increase in Insurance Premiums
6.06	Cancellation of Insurance

DAMAGE BY FIRE

7.01	Limited Damage to Premises
7.02	Major Damage to Premises
7.03	Abatement
7.04	Major Damage to Building
7.05	Reconstruction by Landlord
7.06	Architect’s Certificate
7.07	Limitation of Landlord’s Liability

INJURY TO PERSON ON PROPERTY

8.01	Indemnity of Landlord

ASSIGNMENT AND SUBLETTING BY TENANT

9.01	Conditions
9.02	Assignment
9.03	Subletting
9.04	First Offer to Landlord
9.05	Corporate Control
9.06	Relocation

SALE AND MORTGAGE BY LANDLORD

10.01	Transfers by Landlord
10.02	Subordination and Attornment
10.03	Execution of Instruments
10.04	Status Statement

EXPROPRIATION

11.01	Definitions
11.02	Total Taking of Premises
11.03	Partial Taking of Premises
11.04	Partial Taking of Project
11.05	Surrender
11.06	Awards

Article	Heading
RULES AND REGULATIONS

12.01	General Purpose
12.02	Loading and Delivery
12.03	Construction Procedures
12.04	Repugnancy
12.05	Observance
12.06	Non-Compliance

COMMUNICATION

13.01	Notices
13.02	Authority for Action
13.03	Withholding of Consent

DEFAULT

14.01	Force Majeure
14.02	Events of Default
14.03	Interest and Costs
14.04	Landlord’s Right to Perform Covenants
14.05	Waiver of Exemption and Redemption
14.06	Termination
14.07	Payments
14.08	Remedies Cumulative

SURRENDER AND TERMINATION

15.01	Surrender of Possession
15.02	Tenant’s Property, Personal Property and Improvements
15.03	Merger
15.04	Payments After Expiration or Termination
15.05	Holding Over

AMENDMENT AND WAIVER

16.01	Amendment or Modification
16.02	No Implied Surrender or Waiver

INTERPRETATION

17.01	Time
17.02	Obligations as Covenants
17.03	Severability
17.04	Governing Law
17.05	Grammatical Conformance
17.06	Headings and Captions
17.07	Extended Meanings

CONTRACTUAL

18.01	Entire Agreement
18.02	Relationship of Parties
18.03	Joint and Several Liability
18.04	Successors Bound
18 05	Registration
18.06	Division of Project

ARTICLE 1

GRANT OF LEASE

Demise	1.01 Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord to have and to hold during the Term, subject to the provisions hereof.

Covenants	1.02 Landlord covenants to keep, observe and perform all of the terms and conditions to be kept, observed and performed by Landlord under this Lease. Tenant covenants to pay the Rent when due, and to keep, observe and perform all of the terms and conditions to be kept, observed and performed by Tenant under this Lease.

Quiet Enjoyment	1.03 Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Term, subject to the provisions of this Lease.

Use of Common Areas	1.04 During Normal Business Hours, Tenant, its employees, customers, invitees and others requiring communication with Tenant in connection with the operation of its business shall have the use in common with others entitled thereto of the Common Areas, provided that the Common Areas shall at all times be subject to the exclusive control of Landlord.

Use of Premises	1.05 The Premises shall be used and occupied for the use and purpose identified on page 1 of this Lease, or for such other purpose as Landlord may specifically authorize in writing.

Consent	1.06 Unless otherwise provided, whenever consent or approval of Landlord or Tenant is required under the provisions of this Lease, such consent or approval shall not be unreasonably withheld or delayed.

Compliance with Laws	1.07 Tenant shall at all times, use and occupy the Premises in accordance and compliance with all laws, by-laws, regulations, directions and orders of every governmental authority having jurisdiction (without limitation including any directives, policies or requests of any governmental or quasi-governmental authority serving the public interest in the fields of energy, environment, conservation or security) and with all requirements of the insurers of the Project and their advisory organizations, and Tenant’s insurers, and shall not commit, suffer or permit any act or omission which shall breach any thereof. If any such governmental authorities or insurers or insurers’ advisory organizations require changes, Tenant shall make same at its own expense, but subject to such approvals of Landlord as are required pursuant to the provisions of this Lease.

Nuisance	1.08 Tenant shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature, or which could create a fire hazard (through undue load on electrical circuit or otherwise) or cause undue vibration, heat or noise.

Abandonment	1.09 Tenant shall not vacate or abandon the Premises at any time during the Term.

ARTICLE 2

RENT

Payment of Rent

2.01   (a)   Tenant acknowledges and agrees that the Annual Rent shall be completely ___ to Landlord, and Tenant shall, to the complete indemnification of Landlord, pay all costs and expenses relating or attributable to the Premises and the conduct of business therein, without limitation including Tenant’s Proportionate Share of Operating Costs for the Building, and Other Charges.

TENANT	LANDLORD
/s/ Illegible	/s/ Illegible

(b)    All amounts payable by Tenant to Landlord under this Lease (without limitation including Tenant’s Proportionate Share of Operating Costs for the Building, and Other Charges) shall constitute and be deemed to be Rent and shall be payable and recoverable as Rent, and shall be payable, then due, in legal tender of Canada, without deduction or rights of set-off, and without demand or, where to specified, upon notice or invoice, at such place as Landlord from time to time may designate, and Landlord shall have all rights against Tenant for default in any payment as in the case of arrears of Annual Rent Tenant’s obligation to pay Rent shall survive the expiration or earlier termination of this Lease, until fully discharged.

(c) Tenant shall make payments required under this Lease within the period of time specified, or if a time period is not specified, within a reasonable period of time.

TENANT	LANDLORD
/s/ Illegible	/s/ Illegible

Early Occupancy	2.02 If Tenant begins to conduct business in any portion of the Premises before the Commencement Date. Tenant shall pay to Landlord on the Commencement Date a rental in respect of the portion so used for the period from the date Tenant begins to conduct business therein to the Commencement Date, which rental shall be that proportion of Annual Rent for the first year of the Term which the number of days in such period bears to 365, and which the area of the portion so used bears to the area of the Premises. The provisions of this Lease small be applicable during such period without limitation including that Tenant shall, mutatis mutandis proportionately contribute to Operating Costs for the Building during such period.

Delayed Occupancy	2.03 If Landlord is delayed in giving possession of the Premises to Tenant, then, unless such delay is principally caused by or attributable to Tenant, its servants, agents or contractors. Tenant shall take possession of the Premises on the date when Landlord delivers such possession, and this Lease shall commence on the first day of the month next following and shall thenceforth ensue until the date of expiration aforesaid. This Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering such possession to Tenant, but no Rent shall be payable by Tenant for the period prior to such deferred commencement date except pursuant to Section 2.02. If the delay is principally caused by or attributable to Tenant, its servants, agents or contractors, ____ Tenant shall pay Rent pursuant to the provisions of this Lease from the Commencement Date without reduction, abetment or deferral.

Payment of Annual Rent	2.04 Annual Rent shall be paid to Landlord in equal monthly installments payable in advance on the first day of each calendar month, with the first installment to be paid on the Commencement Date.

Payment of Operating Costs	2.05 (a) Tenant shall pay its Proportionate Share of Operating Costs for the Building as text provided.

(b)    On or about the Commencement Date, and the beginning of each Fiscal Year thereafter, Landlord shall compute and deliver to Tenant a bona fide estimate of Tenants Proportionate Share of Operating Costs for the Building for the appropriate period and, without further notice. Tenant shall pay to Landlord equal monthly installments of such estimate of Tenant’s Proportionate Share of Operating Costs for the Building simultaneously with installments of Annual Rent during such period.

(c)    Unless delayed by causes beyond Landlord’s reasonable control.Landlord shall deliver to Tenant within 120 days after the end of each Fiscal Year a statement certified to be correct by Landlord, (the “Statement”) setting out in reasonable detail the amount of Operating Costs for the Building or such Fiscal Year and Tenant’s Proportionate Share thereof. If the aggregate of installments of Tenant’s Proportionate Share of Operating Costs for the Building actually paid by Tenant to Landlord during such Fiscal Year differs from the amount of Tenant’s Proportionate Share of Operating Costs for the Building for such Fiscal Year in accordance with the Statement. Tenant shall pay or Landlord shall credit the difference without interest within 30 days after the date of delivery of the Statement.

(d)    If Tenant disagrees with the accuracy of the Operating Costs for the Building or Tenant’s Proportionate Share thereof as set forth in the Statement, Tenant shall nevertheless make payment in accordance with the Statement, but Tenant shall, within 30 days of delivery of the Statement, advise Landlord thereof and the disagreement shall immediately be referred by Landlord for prompt decision by a public accountant, architect, insurance broker or other professional consultant who in the opinion of Landlord, acting reasonably, is best qualified to assess and determine the matter and who shall be deemed to be acting as an expert(s) and not as an arbitrator(s) and whose determination shall be final and _______ on Landlord and Tenant, unless within 21 days of the determination either party elects to submit the matter to arbitration pursuant to applicable law. The cost of the expert(s) and of any arbitration shall be borne equally by Landlord and Tenant. Any adjustment required to any previous payment made by Tenant or Landlord by reason of any final decision shall be made, without interest, within 30 days thereof.

(e)    Neither party may claim a re-adjustment in respect of Operating Costs for a period of based upon any error or computation or allocation except by notice delivered to the other party within 6 months after the date of delivery of the Statement.

(f)     If the Term expires or the Lease is otherwise terminated on a date other than the last day of the Fiscal Year. Tenant’s Proportionate Share of Operating Costs for the Building shall be adjusted on a per ____ basis, based on and calculated at the time of delivery of the next Statement after such date. If the aggregate of installments of Operating Costs actually paid by Tenant to Landlord during the period up to and including the expiry or earlier termination date differs from the amount of Tenant’s Proportionate Share of Operating Costs for the Building payable for the period up to such date, Tenant shall pay of Landlord shall refund the difference without interest within 30 days after the date of delivery of the Statement.

Payment of Other Charges	2.06 Tenant shall make payments to Landlord of Other Charges which pursuant hereto are the responsibility of Tenant.

ARTICLE 3

OPERATION OF THE PROJECT

Standards	3.01 During the Term, Landlord shall operate and maintain the Project in accordance which all applicable laws and regulations, and with high standards of efficient and prudent property management from time to time prevailing for buildings in a project similar in use, type, and location.

Services to Premises	3.02 Landlord shall (with participation by Tenant by payment of Tenant’s Proportionate Share of Operating Costs for the Building) provide in the Premises:

(a) heat, ventilation and air conditioning as required for the comfortable use and occupancy of the Premises during Normal Business Hours:

(b)    janitorial services, including window washing, but excluding dry-cleaning of _rapes and shampooing of carpets, to keep the Premises in a clean and tidy condition, provided that Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day:

(c) replacement of building standard fluorescent tubes, light bulbs, ballasts, and sta__ers as required from time to time as a result of normal usage; and

(d) electric power for normal lighting and small business office equipment.

Building Services	3.03 Landlord shall (with participation by Tenant by payment of Tenant’s Proportionate Share of Operating Costs for the Building) provide in the Project;

(a) hot and cold or tempered running water and necessary supplies in public washrooms sufficient for the normal use thereof;

(b) elevator or escalator service for access to and egress from the Premises;

(c) heat, ventilation, air conditioning, lighting, electric power, and j_nitorial services in the Common Areas; and

(d) a general directory board, under the exclusive control of Landlord, on which Tenant shall be entitled to have its name shown.

Maintenance, Repair and Replacement	3.04 Landlord shall (with participation by Tenant by payment of Tenant’s Proportionate Share of Operating Costs for the Building) operate, maintain, repair and replace the systems, facilities, and equipment necessary for the proper operation of the Project and for the provision of services under this Article (except as such may be installed by or be the property or responsibility of Tenant), and shall be responsible for and shall expeditiously maintain and repair the foundations, structures, exteriors, and roofs of the Project and pursuant to Article 7, repair damage to the Project which landlord is obligated to insure against under this Lease, provided that:

(a)    if all or part of such systems, facilities and equipment are destroyed, damaged __ impaired. Landlord shall have a reasonable time in which to complete the necessary repair or replacement and during that time shall be required only to maintain such services as are reasonably possible in the circumstances;

(b) following initial installation and any significant alteration of partitioning or installations, proper operation of heating and air handling systems will require balancing and rebalancing;

(c) Landlord may temporarily discontinue such services or any of them at such time as may be necessary due to causes (except lack of funds) beyond the reasonable control of Landlord_

(d)    Landlord shall use reasonable diligence in carrying out its obligations under this Article, but shall not be liable under any circumstances for any consequential damage to any person or_ _roperty for any failure to do so;

(e)    Landlord shall not be liable for damage to any person or property, fixtures, furnishings, or equipment or claims for loss of business, or other loss or damage suffered or caused by failure of the mechanical or electrical systems of the Project, or interruption in the supply of power or other services, or malfunction of the sprinkler system, or bursting or leaking of sewer pipes or of gas, steam, or water, or leakage of any type;

(f)     no reduction or discontinuance of services under this Article shall be construed as an eviction of Tenant, or a breach of the covenant of quiet enjoyment, or release Tenant from any of its obligations under this Lease;

(g) nothing contained herein shall derogate from the provisions of Article 7; and

(h)    Landlord shall be deemed to have observed and performed the terms and conditions to be performed by Landlord under this Lease, including those relating to the provision of utilities and services, if in so doing it acts in accordance with a directive, policy or request of a governmental or q_asi-governmental authority serving the public interest in the fields of energy, environment, conservation or security.

Additional Services	3.05

(a)    If from time to time requested in writing by Tenant and to the extent that it _s reasonably able to do so. Landlord shall provide in the Premises services in addition to those set out in this Article, except that Tenant shall be solely responsible for the cost thereof and shall within 10 days of receipt of an invoice for any such additional service pay Landlord therefor at such reasonable rates as Landlord may from time to time establish.

(b)    Tenant shall not, without Landlord’s prior written consent, install or permit __ the Premises, equipment (including telephone equipment) which generates sufficient beat to affect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated. If Tenant should do so, Landlord may install supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning system, as may in Landlord’s reasonable opinion be required to maintain proper temperature levels, and Tenant shall pay Landlord for all Outlays within 10 days of receipt of an invoice therefor.

(c)    If Landlord shall from time to time reasonably determine that the use of electricity or any other utility or service in the Premises is materially disproportionate to the use of other tenants, Landlord may separately charge Tenant for the excess costs attributable to such disproportionate use and Tenant shall pay Landlord the amount thereof within 10 days of receipt of an invoice therefor Tenant may and at Landlord’s request, Tenant shall, install and maintain at Tenant’s expense, metering devices for checking the use of such utility or service in the Premises.

Alterations by Landlord	3.06

Landlord may from time to time:

(a)    make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Premises or the Project where necessary to serve the Premises or the Project,

(b) make changes in or additions to any part of the Project not in or forming part of the Premises: and

(c) change or alter the location of the Common Areas:
provided that in doing so_ Landlord shall not disturb or interfere with Tenant’s use of the Premises and operation of its business any more than is reasonably necessary in the circumstances and shall repair any damage to the Premises caused thereby.

Access by Landlord	3.07 Tenant shall permit Landlord to enter the Premises outside Normal Business Hours, and during Normal Business Hours where such entry will not unreasonably disturb or interfere with Tenant’s use of the Premises and operation of its business, to examine, inspect, and show the Premises to persons wishing to lease them, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, and to take such steps as Landlord may deem necessary for the safety, improvement or preservation of the Premises or the Project. Landlord shall, whenever possible, consult with or give reasonable notice to Tenant prior to such entry, and shall use its best efforts to observe security and safety measures reasonably requested by Tenant from time to time, but such entry shall not be Construed as an eviction of Tenant, or a breach of the covenant of quiet enjoyment, and shall not release Tenant from any of its obligations under this Lease.

Name of Building	3.08 Landlord may determine and specify one or more names, numbers, or like designators_ by which the Building or Project (or any component thereof) shall be known and identified. Landlord shall have the right after 30 days’ notice to Tenant, to change any such name, number or designation of the Building or Project, without liability to Tenant.

ARTICLE 4

MAINTENANCE OF THE PREMISES

Condition of Premises	4.01 Tenant shall (subject to fair wear and tear, provided that nothing herein shall require Landlord to remedy such fair wear and tear) maintain the Premises and all improvements therein in good order and condition, including, without limitation:

(a) repainting and redecorating the Premises and dry-cleaning drapes and shampooing of carpets at reasonable intervals as needed: and

(b) making repairs, replacements and alterations as needed.

Failure to Maintain Premises	4.02 If Tenant fails to perform any obligation under this Lease, then on not less than 10 days notice to Tenant, (except in the event of an emergency as determined by Landlord, acting reasonably, in which case entry may be made immediately) Landlord may enter the Premises and perform or cause performance of such obligation without liability to Tenant for any loss or damage to Tenant thereby occasioned, and Tenant shall pay Landlord for all Outlays plus 20% of such for overhead and supervision, within 10 days of receipt of an invoice therefore, and the entity and performance of such obligations by Landlord shall not be construed as an eviction of Tenant, or a breach of the ________ of quiet enjoyment, and shall not release Tenant from any of its obligations under this Lease, Tenant shall not be entitled to any compensation for any inconvenience,_______ or discomfort occasioned by such entry.

______________	4.03

(a)    Tenant may from time to time at its own expense make changes, additions and improvements in the Premises to better adapt the Premises to its business, provided that any such change, addition or improvement shall:

(i) comply with the requirements of any governmental or quasi-governmental authority having jurisdiction;

(ii) be made only with the prior written consent of Landlord;

(iii) be equal or exceed the then current building standard for the Project as established by Landlord; and

(iv)     be carried out only by persons selected by Tenant and approved in writing by Landlord, who shall, if required by Landlord, deliver to Landlord before commencement of the work, an authorized building permit from the applicable municipality, performance and payment bonus, and proof of workers’ compensation and public liability and property damage insurance coverage, with Landlord named as an additional insured, with companies and in amounts and with coverages and in form reasonably satisfactory to Landlord, and which shall remain in effect during the entire period in which the work will be carried out and for a reasonable period of time thereafter.

(b)    Subject to compliance with such reasonable rules and regulations as Landlord may make from time to time. Tenant and its contractors shall have access to the Building and the Premises for purposes of undertaking the work approved pursuant to sub-section (a), provided such work shall be undertaken and completed with all reasonable diligence, and such work shall, save as Landlord acting reasonably may otherwise require or direct that same be done by Landlord’s contractors at Tenant’s expense, be done by contractors selected by Tenant, provided that there shall be no conflict caused thereby with any union __ other contract to which Landlord or its contractor(s) may be a party, and in the event that Tenant’s contractors or workmen cause such conflict Tenant shall forthwith remove them from the Project.

(c)    It is understood and agreed that Landlord shall have no responsibility or liability whatsoever with respect to any such work or attendant materials left or installed in the Project, and shall be reimbursed for any Outlays, and for any delays caused Landlord or its contractor(s) directly or indirectly as a result thereof. Tenant shall be solely responsible for the removal of any and all construction refuse or debr___ resulting from such work with such removal to occur only after Normal Business Hours.

(d)    Any increase in Taxes, fire or casualty insurance premiums for the Project attributable to such change_ addition or improvement shall be borne by Tenant. Tenant shall promptly repair at its own expense any damage to the Premises or the Project, without limitation including the property of others, resulting from such changes, additions or improvements.

____________ liens	4.04 Tenant shall pay before delinquency all costs for work done (without limitation including materials supplied) or caused to be done by Tenant in the Premises which could result in any lien or encumbrance or Landlord’s interest in the Project or any part thereof, and shall keep the title to the Project and every part thereof free and clear of any lien, certificate of __ pendens or encumbrance in respect of such work or materials, and shall indemnify and hold harmless Landlord against all Outlays. Tenant shall immediately notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and which affects the title to the Project or any part thereof, and shall cause the same to be removed within 15 days (or such additional time as Landlord may allow in writing), failing which Landlord may take such action as Landlord deems necessary to remove the same and Tenant shall pay Landlord for all Outlays within 10 days of receipt of an invoice therefor.

Signs	4.05 All signs shall be at Tenant’s expense and any sign, or lettering or design of Tenant which is visible from the exterior of the Premises shall be subject to approval by Landlord, and shall conform to the uniform pattern of identification or signs for tenants in the Project as prescribed by Landlord. Tenant shall not inscribe or affix any sign, lettering or design in the Premises or Project which is visible from the exterior of the Project.

Tenant’s Property

4.06  (a)      Tenant may install in the Premises its usual trade fixtures and personal property ____ a proper manner, provided that no such installation shall interfere with or damage the mechanical or electrical systems or the structure of the Building. If Tenant is not then in default hereunder, Tenant’s Property installed in the Premises by Tenant may be removed from the Premises

(i) from time to time in the ordinary course of Tenant’s business or in the course of reconstruction, renovation, or alteration of the Premises by Tenant, and

(ii)    during a reasonable period prior to the expiration of the Term, provide that Tenant shall promptly repair at its own expense any damage to the Premises or the Project resulting from such installation or removal.

(b)      For purposes of this Lease the expression “Tenant’s Property” (whether owned or leased by Tenant and whether or not affixed to the Premises) shall mean personal property, trade ________ and fittings, furniture and furnishings, supplies, inventories and merchandise, and equipment an systems from time to time installed, provided and used by Tenant in the Premises for the conduct of its business.

Leasehold Improvements

4.07  (a)      Provided that nothing in this Section shall inhibit Tenant’s rights pursuant to Section 4.03 to make alterations or pursuant to Section 4-06 to install and replace Tenant’s Property, all Leasehold Improvements in or about the Premises shall upon the completion thereof, whether by or at the instance or cost of Landlord or Tenant, forthwith and without more be and become the absolute property of Landlord without compensation therefore, but without Landlord having or thereby accepting any responsibility in respect of the maintenance, repair, replacement or removal thereof (other than pursuant to Articles 6 and 7 hereof) which shall be Tenant’s responsibility.

(b)      For purposes of this Lease the expression “Leasehold Improvements” shall include, without limitation, all improvements, installations, alterations and additions from time to time made, erected or installed in the Building by or for or on behalf of Tenant, or any previous or other __________ of the Premises including, without limitation, all partitioning, doors and hardware, mechanical, electrical and utility installations, light fixtures, floor and window coverings, decorations, finishes and fixtures, howsoever affixed and whether movable or immovable, excepting only Tenant’s Property.

ARTICLE 5

TAXES

Landlord’s Taxes	5.01 Landlord shall (with participation by Tenant by payment of Tenant’s Proportionate _____ of Operating Costs for the Building) pay Taxes, (except any payable by Tenant) before delinquency Landlord may to the fullest extent permitted by law and provided it diligently prosecutes any contest or appeal of Taxes, defer payment of Taxes or defer compliance with any statute, by-law, or regulation in connection with the levying and payment of Taxes.

Allocation	5.02 If there are not separate assessments of Taxes for the Premises or Building, Landlord shall allocate Taxes to the Building and any other of the Project Components covered by or included in an ___________ covering the Land or the Building, on an equitable basis having regard, without limitation, to the various uses and dues of the subject Project Components, any separate assessments that may have been rendered by the taxing authority, and any assessment principles known, or prescribed by any lawful taxing authority.

Tenant’s Taxes	5.03 Tenant shall pay before delinquency every tax assessment, license fee, excise fee and other charge (excluding income tax), however described, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of the Term or upon or on account of:

(a) separate assessments of or in respect of the Premises;
(b) operations at, occupancy of, or conduct of business in or from the Premises ____ with the knowledge of Tenant;

(c) Tenant’s Property or fixtures or personal property in the Premises which do __ belong to Landlord;

(d) the Rent paid or payable by Tenant to Landlord for the Premises or for the use and occupancy of all or any part thereof; and

(e)    any tax or duty imposed upon Landlord which is measured by or based in whole or in part directly upon the Rent payable under this Lease whether existing at the date hereof or hereafter imposed by any governmental authority including, without limitation, goods and services tax, value added tax, business transfer tax, retail sales tax, federal sales tax, excise taxes or duties or any tax similar to the foregoing.

provided that if Landlord so elects by notice to Tenant, Tenant shall add any amounts payable under this Section to the monthly installments of Annual Rent payable and Landlord shall remit such amounts to the appropriate authorities.

Right to Contest	5.04 Tenant shall have the right to contest in good faith the validity or amount of any tax, assessment, licence fee, excise fee or other charge which it is responsible to pay under Section 5.03 or 5.05, provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord’s interest in the Premises or Project and that upon the final determination of any contest by Tenant, Tenant shall immediately pay and satisfy the amount found to be due, together with any costs, penalties and interest.

Additional Taxes	5.05 If by reason of any act or election of Tenant, or any subtenant, licensee or occupant of the Premises (except Landlord after election by Landlord of any right to sublease pursuant to this Lease), the Project, Building or Premises or any part thereof shall be assessed an increased rate or assessment, Tenant shall pay before delinquency the amount by which the resulting Taxes exceed those which would otherwise have been payable.

ARTICLE 6

INSURANCE

Landlord’s Insurance	6.01

(a)    During the Term, Landlord shall maintain (with participation by Tenant by payment of Tenant’s Proportionate Share of Operating Costs for the Building) insurance on the Project and all property and interest of Landlord in the Project, including, without limitation, Leasehold Improvements, but excluding Tenant’s Property, with coverage and in amounts and in respect of risks which are from time to time acceptable to a prudent owner of a project similar in age, use, type, and location and from time to time insurable at reasonable premiums. When obtainable without payment of additional premium (or if Tenant shall pay any such additional premium) all policies for such insurance shall waive any right of subrogation against Tenant and its officers, directors, partners and employees. Landlord shall review its insurance in consultation with an independent, professional insurance broker not less frequently than even three years, and may on the recommendation of such insurance broker effect insurance subject to reasonable deductibles to be borne by the insured in the event of a claim arising. Nothing herein shall preclude Landlord effecting so-called “all risks” property insurance, or effecting blanket insurance in respect of the Project and any other properties of which Landlord is the owner or tenant, or in which Landlord has an insurable interest. Landlord shall allocate (in circumstances where the insurer or the insurer’s agent fails to do so the cost of premiums to the Building and any other of the Project Components (and such other properties as may be appropriate), covered by the insurance policy on an equitable basis having regard, without limitation, to the various uses and values of the subject Project Components, and any other properties so included, and the recommendation of Landlord’s insurance broker.

(b) Provided that:

(i)     if in the opinion of Landlord any Leasehold Improvements do not constitute a finishing of the Premises in a manner which would have general utility but are specially or peculiarly adapted for Tenant’s use, or if the insuring of any of the Leasehold Improvements in the Premises involves, or would in the opinion of Landlord’s insurance broker involve a premium exceeding that for the insuring of Leasehold Improvements normal in the Building, or any special stipulations or conditions of a policy of insurance are imposed or involved in the insurance thereof. Landlord may from time to time elect, by written notice to Tenant, not to insure or cause to be insured any such Leasehold Improvements, in which event Landlord shall not be required to insure such Leasehold Improvements;

(ii)    if from time to time the insuring of the Leasehold Improvements in the Premises (other than those which Landlord may have elected not to insure or cause to be insured as aforesaid) requires a premium or an allocated part of a premium, as established either by the insurer or by the estimate of Landlord’s insurance broker, which exceeds the average premium cost per unit of s_ca for insuring Leasehold Improvements normal to the Building, Landlord may from time to time change the excess premium cost to Tenant and Tenant shall make prompt payment therefor upon receipt of invoices from Landlord.

(c)    Upon the request of Tenant from time to time Landlord will furnish a statement as to the perils in respect of which and the amounts to which the Building and the Leasehold Improvements in the Premises have been insured, and Tenant shall be entitled at reasonable times upon reasonable notice to Landlord to inspect copies of the relevant portions of all policies of insurance in effect and a copy of any relevant opinions of Landlord’s insurance broker.

Tenant’s Insurance	6.02

During the Term Tenant shall maintain at its own expense:

(a)    comprehensive general public liability insurance (including bodily injury, death and property damage) on an occurrence basis with respect to the business carried on or in or from the Premises and Tenant’s use and occupancy thereof, which insurance shall contain a cross liability clause, and include Landlord as a named insured and shall protect Landlord in respect of claims by or through Tenant as if Landlord was separately insured; and shall be for not less than $2,000,000 inclusive limits for personal injury or property damage in respect of each occurrence, or such higher limits as Landlord’s insurance broker may reasonably require from time to time;

(b)    insurance in respect of fire and other perils as are from time to time defined in the usual endorsement covering Tenant’s Property and such Leasehold Improvements (if any) as Landlord may have elected not to insure, which insurance shall include Landlord as a named insured as its interests may appear with respect to insured Leasehold Improvements and provide that any proceeds recoverable in __c event of loss to Leasehold Improvements shall be payable to Landlord (but Landlord agrees to make available such proceeds towards the repair or replacement of the insured property if this Lease is not terminated pursuant to any other provision hereof);

(c)    water damage and such other insurance of the Premises, its contents and app__tenances, and the business conducted as Tenant deems necessary without limitation in respect of damage or deprivation contemplated in Section 3.04 (e), or as would, in the opinion of Landlord acting reasonably, be carried by a prudent operator of premises similar in use, type, and location,

All such policies of insurance shall provide Landlord with 30 days’ prior notice of material amendment or cancellation and to any additional extent required waive any right of subrogation against Landlord and its directors, officers and employees.

Use of Proceeds	6.03 Tenant agrees that in the event of damage or destruction to the Premises covered by insurance required to be taken out by Tenant pursuant to Section 6.02 or otherwise, Tenant shall use the proceeds of such insurance for the purpose of repairing or restoring such damage or destruction. In the event of damage to or destruction of the Project or the Building entitling Landlord to terminate the Lease pursuant to this Lease, then if the Premises have been damaged or destroyed, Tenant shall pay to Landlord all of its insurance proceeds relating to any Leasehold Improvements in the Premises which Tenant was required to insure and if the premises have not been damaged or destroyed, Tenant shall deliver to Landlord, in accordance with the provisions of the Lease, all Leasehold Improvements and the Premises.

Landlord May Place Insurance	6.04 If requested by Landlord, Tenant shall from time to time promptly deliver to Landlord evidence that insurance pursuant to Section 6.02 is in effect. If Tenant fails to take out or to keep in force any insurance referred to in Section 6.02, or should any such insurance not be approved by either Landlord or a mortgagee, and Tenant shall not diligently rectify the deficiency within 2 business days after notice by Landlord to Tenant (stating, if Landlord or the mortgagee does not approve of such insurance, the reasons therefor). Landlord shall have the right, without assuming any obligation in connection therewith, to effect such insurance at the sole cost of Tenant and Tenant shall pay Landlord for all Outlays within 10 days of receipt of an invoice therefor.

Increase in Insurance Premiums	6.05 Tenant shall not permit, keep, use, sell or offer for sale in or upon the Premises or Project any article which may be prohibited by any fire insurance policy in force from time to time covering the Premises or the Project. If (a) the occupancy of the Premises, (b) the conduct of business in the Premises, or (c) any acts or omissions of Tenant in the Project or any part thereof, causes or results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Project. Tenant shall pay Landlord for any such increase within 10 days of receipt of an invoice for such additional premiums from Landlord. In determining whether increased premiums are caused by or result from the use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Project showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall comply promptly with all requirements of the insurer’s advisory organizations now or hereafter in effect or of the insurers pertaining to or affecting the Premises of the Project.

Cancellation of Insurance	6.06 If any insurance policy upon the Project or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled, or the coverage thereunder reduced in any way by the insurer by reason of the use or occupancy of or any article, material or equipment brought upon or stored or maintained in the Premises or any part thereof by Tenant or by any assignee or subtenant of Tenant, or by anyone permitted by Tenant to be upon the Premises (other than Landlord or an agent, representative or designate of Landlord), and if Tenant fails to remedy the condition giving rise to cancellation, threatened cancellation, or reduction of coverage within 2 business days after notice thereof by Landlord. Landlord may, at its option, either (a) re-enter and take possession of the Premises forthwith by leaving upon the Premises a notice in writing of its intention so to do and thereupon Landlord shall have the same rights and remedies as are contained in this Lease for events of default, or (b) enter upon the Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction, without limitation or restriction including removal of any offending article, and

Tenant shall pay Landlord for all Outlays within 10 days of receipt of an invoice therefor. Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises as a result of such entry. Subject to this Section, any such entry by Landlord shall not be construed as an eviction of Tenant or a breach of the covenant of quiet enjoyment and shall not release Tenant from any of its obligations under this Lease.

ARTICLE 7

DAMAGE BY FIRE

Limited Damage to Premises	7.01 If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect, can be substantially repaired under applicable laws and governmental regulations with 180 days from the date of such casualty (employing normal construction methods without overtime or other premium), Landlord shall forthwith at its expense repair such damage exclusive of damage to Tenant’s Property.

Major Damage to Premises	7.02 If all or part of the Premises are rendered untenantable by damage from fire or other casualty whether to the Premises, the Building, or the Project which, in the reasonable opinion of the Architect, cannot be substantially repaired under applicable laws and governmental regulations within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium), then either Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by notice delivered to the other not more than 10 working days after receipt of the Architect’s opinion, failing which, Landlord shall forthwith at its expense, repair such damage other than damage to Tenant’s Property.

Abatement	7.03 The Rent payable by Tenant hereunder shall be proportionately reduced to the content that the Premises are untenantable by Tenant for its business, from the date of such casualty until the earlier of:

(a)    5 days after completion by Landlord of the repairs to the Premises (or part thereof rendered untenantable) or the end of such extended period as in the opinion of the Architect, Tenant acting delingently and expeditiously, would reasonably require to repair other improvements which tenant may have installed (to the extent same may have been damaged) or,

(b)    Tenant again uses the Premises (or part thereof rendered untenantable) in its business;

provided however that Rent payable by Tenant hereunder shall not be reduced if the damage is caused by any act or omission of Tenant, its agents, servants, employees or any other person entering upon the Premises under express or implied invitation of Tenant.

Major Damage to building	7.04 If all or a part (whether or not including the Premises) of the Building or the Projects rendered untenantable by damage from fire or other casualty to such a material or substantial extent that, in the opinion of Landlord, the Building should be totally or partially demolished, whether or not to be reconstructed in whole or in part, Landlord may elect to terminate this Lease as of the date of such casualty (or on the date of notice if the Premises are unaffected by such casualty) by notice delivered to Tenant not more than 60 days after the date of such casualty, and thereupon Tenant shall have 60 days within which to vacate the Premises.

Reconstruction by Landlord	7.05 If all or any part of the Premises are at any time rendered untenantable as set out in this Article, and neither Landlord or Tenant elect to terminate this Lease in accordance with the rights granted herein, landlord shall, following such destruction or damage, commence diligently to reconstruct, rebuild or repair that part of the project or the Premises or the Building which was damaged or destroyed, but only to the extent required above. If Landlord elects to repair, reconstruct or rebuild, Landlord may repair, reconstruct or rebuild according to plans and specifications and working drawings other than those used in the original construction of the Project. The Premises, as repaired or re-built, will have reasonably similar facilities and services to those in the Premises prior to the damage or destruction having regard, however, to the age of the Project at such time.

Architect’s Certificate	7.06 Whenever for any purpose of this Article an opinion or certificate of the Architect is required, the same shall be given in writing to both Landlord and Tenant, Landlord covenants that it shall request such option or certificate promptly following the event, which gives need for same and shall cause the Architect to act diligently and expeditiously. The certificate of the Architect shall bind the parties;

(a) whether or not the Premises are untenantable and the extent of such untenantability; and

(b)    the time required for and the date upon which the Landlord’s work or Tenant’s work of reconstruction or repair is commenced or completed or substantially completed and the date when the Premises are rendered tenantable.

Limitation of Landlord’s Liability	7.07 Except as specifically provided in this Article, there shall be no reduction or abatement of Rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building, Project, or Premises.

ARTICLE 8

INJURY TO PERSON OR PROPERTY

Indemnity of Landlord	8.01

(a)    Tenant agrees that Landlord shall not be liable for any bodily injury or detail of, or loss or damage to any property belonging to, Tenant or its employees, contractors, invitees or licenses or any other person in, on or about the Project unless resulting from the actual fault, privity or negligence of Landlord, but in no event shall Landlord be liable;

(i)     for any damage caused or occasioned through smoke or water, or by steam, gas, rain or snow which may leak into, issue or flow from any part of the Project or from the pipes or plumbing works, without limitation including the sprinkler system, therein or from any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring or of sprinkler heads or for any damage caused by anything done or omitted by any other tenant;

(ii)    without limitation for any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or person from time to time employed by it to perform janitor services, security services, delivery services, supervision or any other work in or about the Premises or the Project; or

(iii) for loss or damage, however caused, to money, securities, negotiable instruments, books, files, papers or other valuables of Tenant.

(b) Tenant shall indemnify and save harmless Landlord in respect of;

(i)     all claims for bodily injury or death, property damage or other loss or damage arising from the conduct of any work by or any act or omission of Tenant or any assignee, subtenant, agent, employee, contractor, invitee or licensee of Tenant, and in respect of all costs, expenses and liabilities incurred by Landlord in connection with or arising out of all such claims, without limitation including the expenses of any action or proceeding pertaining thereto;

(ii) any loss, cost expense or damage suffered or incurred by Landlord arising from any breach by Tenant of any of its obligations under this Lease; and

(iii) all costs, expenses and Outlays that may be incurred or paid by Landlord in enforcing against Tenant the covenants, agreements and representations of Tenant set out in the Lease.

ARTICLE 9

ASSIGNMENT AND SUBLETTING BY TENANT

Conditions	9.01

(a)    Except as specifically provided in this Article, Tenant shall not assign or transfer this Lease or any interest therein, or in any way part with possession of all or any part of the Premises, or permit all or any part of the Premises to be used or occupied by any other person. Any assignment, transfer or subletting or purported assignment, transfer, or subletting except as specifically provided herein shall be null and void and of no force and effect and shall render null and void as at and from the time thereof any options or rights to renew this Lease, any options or rights to additional space and any options or right to parking space.

(b)    If and whenever Tenant shall wish or purport or propose to assign this Lease or sublet all or part of the Premises. Tenant shall furnish Landlord all such information, particulars and documents as Landlord may reasonably require.

(c)    Landlord may withhold its consent to an assignment of this Lease or a sublease of all or part of the Premises by Tenant to any tenant in a building which is owned or managed by Landlord or any affiliate of Landlord; or

to an assignee, subtenant occupier, or other person whatsoever, inconsistent, in the opinion of Landlord, with the character of the Building, the Project, or its other tenants; or if Section 9.04 has not been complied with; or to any assignee or subtenant which does not propose to occupy and use the Premises for the conduct therein of its own business.

(d) The rights and interests of Tenant under this Lease shall not be assignable by operation of law without Landlord’s written consent, which consent may be withheld in Landlord’s discretion.

(e)    No assignment, transfer, or subletting (or use or occupation of the Premises by any other person) whether or not permitted under this Article shall in any way release or relieve Tenant of its obligations under this Lease unless such release or relief is specifically granted by Landlord to Tenant in writing.

(f)     Landlord’s consent to an assignment, transfer, or subletting (or use or occupation of the Premises by any other person) shall not be deemed to be a precedent or a consent to any subsequent assignment, transfer, subletting, use, or occupation.

(g)    Landlord’s expenses and Outlays incurred in the consideration of any assignment or subletting, or any request therefor, and any documentation attendant on any consent of Landlord, shall be borne by Tenant.

Assignment	9.02 Tenant may not assign this Lease or in any manner transfer or convey all or any part of its interest in this Lease or the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld if the same is:

(a)    To an assignee who is a purchaser of all of the business of Tenant that is conducted in the Premises, a parent or wholly owned subsidiary company of Tenant, a company which results from the reconstruction consolidation, amalgamation or merger of Tenant, of a partnership in which Tenant (or not less than one-half of the principals thereof) has a substantial interest, if such assignee shall covenant with Landlord to observe and perform and comply with each and every covenant, term and condition in this Lease imposed on Tenant, or undertaken, made, or assumed by Tenant; or

(b) to any other assignee if Section 9.04 has been complied with, and Landlord has not exercised its rights thereunder.

Subletting	9.03 Tenant, with Landlord’s prior written consent and subject to Section 9.01 and Section 9.04, may sublet all or any part of the Premises to a sublessee who will not be inconsistent with the character of the Building, the Project, and its other tenants.

First Offer to Landlord	9.04 If Tenant wishes to assign this Lease (except as set out in Sub-section (a) of Section 9.02) or sublet all or any part of the Premises. Tenant shall first offer in writing to assign or sublet (as the case may be) to Landlord for the same period and upon the same conditions except that the last day of the Term shall be excluded, that Landlord shall pay no consideration for the assignment or sublease, and that every assignment or sublease to Landlord shall be without profit to Tenant, and the Rent payable by Landlord shall be the Rent payable hereunder apportioned pro tanto to the portion(s) of the Premises affected plus only a reasonable allowance in respect of improvements and equipment in such portion(s) as agreed between the parties or failing agreement determined by arbitration pursuant to applicable law. Notwithstanding the foregoing Tenant may, in respect of expansion space taken by Tenant to accommodate future requirements of Tenant, sublet space, not exceeding in aggregate 30% of the area of the Premises, without first offering such expansion space to Landlord if the rent payable by the subtenant shall not be less than the rate then being asked by Landlord for space in the Building, and the term of the subtenancy shall not be more than 3 years.

Corporate Control	9.05 If and while Tenant is a corporation whose shares are not listed on any recognized stock exchange or which has less than 25 shareholders, in the event at any time during the Term it is proposed that any part or all of the shares or the voting rights of shareholders be transferred by any means whatsoever, or treasury shares be issued, or any such transfer or issue shall occur, so as to result in a change of the control of said corporation, such a transfer or assurance shall be deemed to be an assignment of this Lease and all of the provisions of this Article and all of the provisions of the Lease relating to assignment, default and termination shall apply mutatis mutandis. Tenant shall make available to Landlord, or its lawful representatives, all corporate books and records of Tenant for inspection at all reasonable times in order to ascertain whether there has been any change in the control of Tenant.

Relocation	9.06 Landlord shall have the right at any time and from time to time during the Term to change the location of the Premises and to move Tenant to other similar space in the Building of equivalent or better area and finish, provided that all costs of the move shall be borne by Landlord; the Rent for such alternative space shall be no greater than the Rent payable for the Premises hereunder; and the provisions of this Lease shall, except where clearly inappropriate, continue in all respects save only that such alternative space shall be substituted as the Premises hereunder.

ARTICLE 10

SALE AND MORTGAGE BY LANDLORD

Transfers by Landlord	10.01

(a)    Subject to the rights of Tenant under this Lease, nothing in this Lease shall restrict the right of Landlord to sell, convey, assign or otherwise deal with all or a part of the Land, Building or the Project.

(b)    A sale, conveyance, or assignment of the Land, Building, or the Project shall, to the extent they are assumed by the transferee or assignee, operate to release Landlord of liability from and after the effective date thereof upon all of the covenants, terms, and conditions of this Lease express or implied, except as such may relate to the period prior to such effective date, and Tenant shall to the extent aforesaid, thereafter look solely to Landlord’s successor in interest in and to this Lease. This Lease shall not be affected by any such sale, conveyance, or assignment, and Tenant shall attorn to Landlord’s successor in interest thereunder.

Subordination and Attornment	10.02

(a)    This Lease and all the rights of Tenant hereunder are subject and subordinate to all mortgages and deeds of trust and all instruments similar or supplemental thereto creating a charge of encumbrance and now or hereafter existing on or which now or hereafter may affect the Project or the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof and to every charge or lien resulting or arising therefrom and to every advance made or to be made thereunder (collectively referred to herein as a “ Mortgage”) and Tenant, whenever requested by Landlord or any mortgagee, or any trustee under a deed of trust or mortgage or any holder of a charge of encumbrance or any purchaser their successors or assigns (collectively referred to herein as a “‘Mortgagee”), shall acknowledge the same and attorn to the Mortgagee as a tenant upon all the terms of this Lease and give further assurances as may be necessary.

(b)    Such subordination of this Lease and the obligation on the part of Tenant to acknowledge and attorn as aforesaid, shall be conditional upon the Mortgagee acknowledging by agreement or otherwise, in form binding on the Mortgagee, that so long as no default exists nor any event has occurred which has continued to exist for such period of time (after notice, if any, required by the Lease) and would entitle Landlord to terminate the Lease, or would cause, without further action of Landlord, the termination of the Lease, or would entitle Landlord to dispossess Tenant thereunder, the Lease shall not be terminated nor shall Tenant’s use, possession, or enjoyment of the Premises be interfered with, nor shall the leasehold estate granted by the Lease be affected in any manner in any foreclosure or any action or proceeding instituted under or in connection with the Mortgage, or at law, and this Lease shall remain effective as against the Mortgagee who shall be bound by the terms of this Lease.

(c)    Upon attornment, this Lease shall continue in full force and effect as a direct lease between Mortgagee and Tenant, upon all of the same covenants, terms, and conditions as set forth in this lease except that, after such attornment, the Mortgagee shall not be:

		(i) liable for any act or omission of any prior landlord; or

		(ii) subject to any offsets or defenses which Tenant might have against any prior landlord; or

(iii)     bound by any prepayment by Tenant of more than one month’s installment of Rent, or by any previous modification of this Lease, unless such prepayment or modification shall have been approved in writing by the Mortgagee, or such prepayment shall have been made pursuant to the provisions of this Lease.

Execution of Instruments	10.03 Tenant shall, upon request, execute and deliver any and all instruments further evidencing such subordination and (where applicable hereunder) such attornment notwithstanding any previous subordination, postponent or attornment that may have been given.

Status Statement	10.04 Each of Landlord and Tenant shall at any time and from time to time, at the expense of the party requesting the statement, forthwith after 20 days notice from the other, execute, acknowledge, and deliver a written statement which may be relied upon by a prospective transferee or encumbrancee of all or any part of the Project, or the leasehold estate created hereby, certifying:

		(a) that this Lease is in full force and effect, subject only to such modifications (if any) as may be set out in such statement;

		(b) whether Tenant is in possession of the Premises and paying Rent as provided in this Lease;

		(c) the dates (if any) as to which Rent is paid; and

		(d) there are not, to such party’s knowledge, any uncured defaults on the part of the other party hereunder, or specifying such defaults if any are claimed.

ARTICLE 11

EXPROPRIATION

Definitions	11.01 In this Article,

(a) “Expropriated” means the taking of property for any public or quasi-public use under any statute or by any right of expropriation or condemnation or purchased under threat of such taking.

(b) “Expropriation Date” means the date on which the pertinent authority takes possession of property which has been Expropriated.

Total Taking of Premises	11.02 If during the Term, all of the Building or the Project shall be Expropriated, this Lease shall automatically terminate on the Expropriation Date.

Partial Taking of Premises	11.03 If any portion of the Premises (but less than the whole thereof) is Expropriated, and ____ rights of termination herein conferred are timely exercised, the Term shall terminate with respect to the portion so taken on the Expropriation Date. In such event, the Rent payable hereunder with respect to such portion so taken shall abate and the Rent thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by Landlord in order to account for the resulting reduction in the area of the Premises from the Expropriation Date.

Partial Taking of Project

11.04     If during the Term, part of the Building or the Project is Expropriated, then:

(a)    if in the reasonable opinion of Landlord substantial alteration or reconstruction of the Building is necessary or desirable as a result thereof, whether or not the Premises are or may be affected. Landlord shall have the right to terminate this Lease by giving the Tenant 30 days’ notice of such termination; and

(b) if more than one-third of the area of the Premises is Expropriated Landlord and Tenant shall each have the right to terminate this Lease by giving the other 30 days’ notice thereof: and

(c)    if either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided, however, that no termination pursuant to notice hereunder may occur later than 90 days after the Expropriation Date.

Surrender	11.05 On any such Expropriation Date under this Article, Tenant shall immediately surrender to Landlord the Premises or portion thereof as the case may be and all interest therein under this Lease. Landlord may re-enter and take possession of the Premises or such portion thereof and remove Tenant therefrom, and the Rent shall _____ on the date of termination, except that if the Expropriation Date differs from the date of termination. Rent shall abate ___ the former date in respect of the portion taken. After such termination, and on notice from Landlord stating the Rent these owing (if any), Tenant shall forthwith pay Landlord such Rent.

Awards	11.06 If the Project or any part thereof is Expropriated, Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements, and Tenant shall not have, nor advance any claim against Landlord for the value of its property or its leasehold estate or the unexpired Term or for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase, but nothing herein Shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the __________ authority any award or compensation attributable to the taking or purchase of Tenant’s Property, chattels or trace fixtures, or the removal or relocation of its business and effects, or the interruption of its business. If any award made __ compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.

ARTICLE 12 RULES AND REGULATIONS
General Purpose	12.01 Subject to Section 12.04, Landlord may from time to time make and from time to time modify by amendment, deletion, addition, recission or replacement, rules and regulations for the safely, use, care, and cleanliness of the Project, the comfort and convenience of tenants and other persons in the Project, the preservation of good order and efficient management, and the control of Common Areas, Delivery Facilities, Parking Facilities. Retail Concourse, any Project Component, construction activities, movement in and out of the Project, delivery and shipping, and other services and functions.

Loading and Delivery	12.02 (a) Landlord may from time to time pursuant to this Article make and modify regulations for the orderly and efficient operation of the Delivery Facilities, and may require the payment of reasonable charges for storage and for delivery services provided by Landlord.

(b)    The delivery and shipping of merchandise, supplies, fixtures, and other materials or goods of whatsoever nature to or from the Premises and all loading, unloading and handling thereof shall in any event be done only at such times, in such areas, by such means, and through such elevators, entrances, malls and corridors, as are designated by Landlord.

(c)    Landlord accepts no liability and is hereby relieved and released by Tenant in respect of the operation of the Delivery Facilities, or the adequacy thereof, or of the acts or omissions of any person or persons engaged in the operation thereof, or in the acceptance, holding, handling, delivery or dispatch of any goods for or on behalf of Tenant, or for any claim of Tenant by reason of damage, loss, theft, or acceptance, holding, handling, delivery or dispatch, or failure of any acceptance, holding, handling or dispatch, or any error, negligence or delay therein.

Construction Procedures	12.03 Landlord may from time to time pursuant to this Article make and modify regulation for the orderly, efficient and expeditious conduct of alterations pursuant to Section 4.03 and other construction work. Without limiting the generality of the foregoing, such regulations may prescribe reasonable provisions for;

(a) submission, examination and approval of drawings, plans and specifications and standards to be observed;

(b) supervision and co-ordination of such work with any work of Landlord and other work proceeding and avoidance of undue noise and vibration;

(c) protection of property, preservation of warranties, compliance with pertinent by-laws and codes, and procuring of permits;

(d) deliveries, access, hours of work, material and equipment hoisting and storage, use of power, heating, and washroom facilities, clean-up and screening; and

(e) customary insurance and charges relating to above.

Repugnancy	12.04 Such rules and regulations aforesaid shall:

(a) not conflict with and negate the terms of this Lease;

(b) be reasonable and conform to good standards of property management;

(c) have general application to the Project other than tenants whose use is different to that of Tenant;

(d) not impose charges, fees or costs which are not customary or competitive and

(e) be effective only upon delivery of a copy thereof to Tenant at the Premises.

Observance	12.05 Tenant shall at all times comply with, and shall cause its employees, agents, contractors, licensees and invitees to comply with the rules and regulations from time to time in effect.

Non-Compliance	12.06 Landlord shall use reasonable efforts (but shall not be required to institute legal proceedings) to secure compliance, by all tenants and other persons with the rules and regulations from time to time in effect, but shall not be responsible to Tenant for failure of any person to comply with such rules and regulations.

ARTICLE 13

COMMUNICATION

Notices	13.01 Any notice from one party to the other shall be in writing and shall be deemed duly served if delivered to a responsible employee of the party being served, or dispatched by telegraph, telex, telecopier, facsimile or like electronic means (provided dispatch, receipt and content thereof can be established and evidenced) or if mailed by registered or certified mail addressed to Tenant at the Premises (or if Tenant has departed from, vacated or abandoned the Premises by attaching a copy to the main door thereof) or to Landlord at the place from time to time established for the payment of Rent. Any notice shall be deemed to have been given at the time of delivery or, if mailed, 7 days after the date of mailing thereof. Either party shall have the right to designate by notice, in the manner established in this Section, a change of address or one additional address to which copies of notices are to be mailed. For purpose of this Section, the expression “Notice” shall, without limitation, include any request, response, statement, or other communication to be given by one party to the other.

Authority for Action	13.02 Landlord may act in any matter provided for herein by its property manager. Tenant may (and, if required by Landlord, shall) designate in writing one or more persons to act on its behalf in any matter relating to this Lease and may from time to time change, by notice to Landlord, such designation. In the absence of any such designation, the person with whom the Landlord’s property manager customarily deals shall be deemed to be authorized to so act on behalf of Tenant.

Withholding of Consent	13.03 A party’s sole remedy if the other unreasonably withholds or delays any consent or approval required by the provisions hereof shall be an action for specific performance, and the other parry shall not be liable for damages.

ARTICLE 14

DEFAULT

Force Majeure	14.01 Notwithstanding anything to the contrary contained in this Lease, if either party hereto is bonafide delayed or hindered in or prevented from the performance of any term, convenant or act required here under by reason of strikes, labour troubles, inability to procure materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or other reasons whether of a like nature or not, which is not the fault of the party delayed in performing work or doing acts required under the terms of this lease, nor due to that party’s failure or inability to make payment, then performance of such term, covenant, or act, is excuse for the period of the delay, and the party so delayed shall be entitled to perform such term, covenant or act within the appropriate time period after the expiration of the period of such delay. The provisions of this Article shall not operate to excuse Tenant from the prompt payment of Rent, or any other payments required by this Lease.

Events of Default	14.02 If and whenever:

(a)    part or all of the Rent hereby reserved is not paid when due, and such default continues (inclusive of and not in addition to any period or days of grace by law or custom prescribed or allowed) for 7 days after notice thereof; or

(b) the Term, or any goods, chattels, or equipment of Tenant on the Premises are taken or exigible in execution or in attachment, or if a writ of execution is issued against any thereof; or

(c)    Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt, or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors, or becomes involved in voluntary or involuntary winding-up proceedings, or if a receiver shall be appointed for any business, property, affairs, or revenues of Tenant; or

(d)    Tenant makes a bulk sale of its goods, or moves or commences, attempts, or ________ to move its goods, chattels, inventories or equipment out of the Premises (other than in the normal course of its business), or ceases to conduct business from the Premises; or

(e)    Tenant shall or shall purport or attempt to assign this Lease or sublet all or part of the Premises in contravention of Article 9, or, without the prior consent of Landlord, the Premises shall be used or occupied by any persons other than Tenant or its permitted assigns or subtenants, or for any use other than that for which they are leased, or if the Premises shall be vacated or abandoned, or remain unoccupied for 15 days or more while capable of being occupied; or

(f)     Tenant fails to observe, perform and keep each and every of the covenants, terms and conditions herein contained or otherwise to be observed, performed and kept by Tenant (other than payment of Rent) and persists in such failure after 10 days’ notice by Landlord requiring that Tenant remedy, correct desist or comply (or if any such breach would reasonably require more than 10 days to rectify, unless Tenant commences rectification within the 10 days’ notice period and thereafter promptly and effectively and continuously proceeds with the rectification of the breach);

then, and in any of such cases, at the option of Landlord, the full amount of the current month ____ and the next ensuing three months’ installments of Annual Rent shall immediately become due and payable and Landlord may immediately distrain for the same, together with any arrears then unpaid, and Landlord may, without notice or any form of legal process, forthwith re-enter upon and take possession of the Premises or any part thereof in the name of the whole and remove and sell Tenant’s goods, chattels, and equipment therefrom, any rule of law or equity to the contrary notwithstanding, and Landlord may seize and sell such goods, chattels and equipment of Tenant as are in the Premises or have been removed therefrom and may apply the proceeds thereof to all Rent to which Landlord is then entitled under this Lease. Any such sale may be effected in the discretion of Landlord by public auction or otherwise, and either in bulk or by individual item, or partly by one means and partly by another, all as Landlord in its entire discretion may decide. If any of the Tenant’s Property is disposed of as provided in this Article, 10 days’ prior notice to Tenant of disposition shall be deemed to be commercially reasonable.

Interest and Costs	14.03 Tenant shall pay to Landlord interest calculated and payable at a rate equal to the lesser of the prime commercial lending rate of the chartered bank with which Landlord conducts its banking for the Project from time to time plus five per cent per annum on a per diem basis, or the maximum rate permitted by applicable law, upon all Rent required to be paid hereunder from the due date for payment thereof until the same, including this interest, is fully paid and satisfied. Tenant shall indemnify Landlord against and shall pay on demand all Outlays incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of Tenant or upon expiration or earlier termination of the Term, or in enforcing any covenant, term or condition herein contained.

Landlord’s Right to Perform Covenants	14.04 All covenants, terms and conditions to be performed by Tenant under any of the provisions of this Lease shall be performed by Tenant, at Tenant’s sole cost and expense, and without any abatement of Rent. If Tenant shall fail to perform any act on its part to be performed hereunder, and such failure shall continue for 10 days after notice thereof from Landlord (or immediately in the case of an emergency of which Tenant has knowledge), Landlord may (that shall not be obligated so to do) perform such act without waiving or releasing Tenant from any of its obligations relative thereto. Tenant shall pay Landlord on demand for all Outlays, together with interest thereon at the rate set out in this Article from the date each such payment was made or each such cost was incurred by Landlord, until paid in full.

Waiver of Exemption and Redemption	14.05 Notwithstanding anything contained in any statute now or hereafter in force limiting or abrogating the right of distress, none of Tenant’s goods, chattels or equipment on the Premises at any time during the continuance of the Term shall be exempt from levy by distress for Rent in arrears, and upon any claim being made for such exemption by Tenant or in a distress made by Landlord, this Article may be pleaded as an estoppel against Tenant in any action brought to test the right to the levying upon any such goods, chattels or equipment as are named as exempted in any such statute, Tenant hereby waiving all and every benefit that could or might have accrued to Tenant under and by virtue of any such statute but for this Lease. Landlord may seize Tenant’s goods, chattels or equipment at any place to which Tenant or any other person may have removed them from the Premises in the same manner as if such goods, chattels or equipment had remained in the Premises. Tenant hereby expressly waives any and all rights of redemption being granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants, terms or conditions of this Lease or otherwise.

Termination	14.06 If and whenever Landlord is entitled to or does re-enter, Landlord may terminate this Lease by giving notice thereof, and in such event Tenant shall forthwith vacate and surrender the Premises.

Payments	14.07 If the Landlord shall re-enter or if this Lease shall be terminated, Tenant shall pay _ Landlord on demand:

(a) Rent up to the time of re-entry or termination, whichever shall be the later, plus accelerated Annual Rent as in Section 14.02 provided; and

(b) as damages for the loss of income of Landlord expected to be derived from the Premises:

(i)     the amounts (if any) by which the Rent which would have been payable under this Lease exceeds the payments (if any) received by Landlord from other tenants in the Premises payable on the first day of each month during the period which would have constituted the unexpired portion of the Term had it not been terminated; or

(ii)    if elected by Landlord by notice to Tenant at or after re-entry or termination a lump sum amount equal to the Rent which would have been payable under this Lease from the date of such election during the period which would have constituted the unexpired portion of the Term had it not been terminated, reduced by the rental value of the Premises for the same period, established by reference to the terms and conditions upon which Landlord re-lets them if such re-letting is accomplished within a reasonable period after termination, and otherwise established by reference to all market and other relevant circumstances, such Rent and rental value being reduced to present worth at an assumed interest of 10% per annum on the basis of Landlord’s estimates and assumptions of fact which shall govern unless shown to be erroneous.

Remedies Cumulative	14.08 No reference to nor exercise of any specific right or remedy by Landlord shall preclude Landlord from exercising or invoking any remedy without limitation including any rights to require specific performance, to obtain an injunction, and to recover damages, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other remedy, but Landlord may from time to time exercise any one or more of remedies independently or in combination.

ARTICLE 15

SURRENDER AND TERMINATION

Surrender of Possession	15.01 Upon the expiration or earlier termination of the Lease, Tenant shall immediately quit and surrender possession of the Premises in substantially the condition in which Tenant is required to maintain the Premises excepting only reasonable wear and tear, and damage covered by Landlord’s insurance. Upon such surrender, all right, title and interest of Tenant in the Premises shall cease.

Tenant’s Property, Personal Property and Improvements	15.02 Subject to Tenant’s rights under Section 4.06, after the expiration or earlier termination of the Lease, all of Tenant’s Property, personal property and improvements remaining in the Premises shall be deemed conclusively to have been abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to compensate Tenant or to account therefor, and Tenant shall pay Landlord for all Outlays within 10 days of receipt of an invoice therefor. Landlord may at its option, require Tenant to remove all or part of the Leasehold

Improvements, partitioning or other tenant improvements made or installed in the Premises and may require Tenant to restore the Premises to their original condition before the making or installation of the partitioning or other tenant improvements.

Merger	15.03 The voluntary or other surrender of this Lease by Tenant or the sublease of space __ Tenant to Landlord or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not operate as a merger, but shall, at Landlord’s option, terminate all or any subleases and subtenancies or operate as an assignment to Landlord of all or any subleases or subtenancies Landlord’s options hereunder shall be exercised by notice to Tenant and all known subtenants in the Premises or any part thereof.

Payments After Expiration or Termination	15.04 No payments of money by Tenant to Landlord after the expiration or earlier ______ on of the Lease or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgement granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgement theretofore obtained.

Holding Over	15.05

(a)     If Tenant remains in possession of the Premises after the expiration or earlier termination of the Lease, a tenancy from year-to-year shall not be created, and Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy only, at a monthly rental equal to the Rent, which is payable or accrues hereunder on an installment or monthly or periodic basis, but nothing contained in this Article shall be construed to limit or impair any of Landlord’s rights of re-entry or eviction or constitute a waiver thereof.

(b) Any such month-to-month tenancy may be terminated by Landlord or Tenant on the last day of any calendar month by delivery of 30 days’ advance notice, of termination to the other.

(c)     Any such month-to-month tenancy shall be subject to all other terms and conditions of this Lease except any right of extension or renewal; except any right of Tenant to require, after the expiration or earlier termination of the Lease, any reconciliation, adjustment or repayment of amounts paid or payable on an estimated or contingent basis, which amounts, or any thereof, may, at the option of Landlord, be deemed final payments or accruals in respect of the month for which they are paid or due; and except that Landlord, at its option, may resort to Section 2.01(b) as if the date of expiration or earlier termination, and the first day of every month thereafter was a date set for review.

ARTICLE 16

AMENDMENT AND WAIVER

Amendment or Modification	16.01 No amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.

No Implied Surrender or Waiver	16.02 No provisions of this Lease shall be deemed to have been waived by a party unless such waiver is in writing signed by that party. A party’s waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act or omission which would have originally constituted a breach, from having all the force and effect of any original breach. Landlord’s receipt of Rent with knowledge of a breach by Tenant of any term or condition of this Lease shall not be deemed a waiver of such breach. Landlord’s failure to enforce against Tenant or any other tenant any rule or regulation made under Article 12 shall not be deemed a waiver of such rule and regulation. No act or thing done by Landlord, its agents or employees during the Term, without limitation including inspection, repair, re-entry, or sale or leasing (or attempts thereat) of all or any part of the Premises shall be deemed a constructive termination of this Lease or an acceptance of a surrender of the Premises or an eviction of Tenant or a breach of the covenant __ quiet enjoyment and no agreement to accept a surrender of the Premises Shall be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord’s agents or employees shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any cheque or any communication accompanying any cheque, or payment of Rent, be deemed an accord and satisfaction, and Landlord may accept such cheque or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy available to Landlord. The acceptance by Landlord of Rent or any installment or proportion of Rent from any person other than Tenant shall not be construed as a recognition or acceptance of the right of such person to use or occupy the Premises, nor as a waiver of any of Landlord’s rights hereunder.

ARTICLE 17

INTERPRETATION

Time	17.01 Time is of the essence of this Lease and every part hereof and schedule hereto.

Obligations as Covenants	17.02 Each obligation of Landlord or Tenant expressed in this Lease, even though not expressed as a covenant, is considered to be a covenant for all purposes.

Severability	17.03 Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been inserted.

Governing Law	17.04 This Lease shall be interpreted under and is governed by the laws of the Jurisdiction in which the Land is located.

Grammatical Conformance	17.05 The necessary grammatical changes required to make the provisions of this Lease apply to all genders and to corporations, associations, partnerships, or individuals, and in the plural sense where a party may comprise more than one entity, will be assumed in all cases as though in each case so fully expressed.

Headings and Captions	17.06 The indices, article headings, and section headings are inserted for convenience of reference only and are not to be considered when interpreting this Lease.

Extended Meanings	17.07 The words “hereof”, “herein” and similar expressions used in any Article. Section or paragraph of this Lease relates to the whole of this Lease and not to that Article. Section or paragraph only, unless otherwise expressly provided.

ARTICLE 18

CONTRACTUAL

Entire Agreement	18.01 This Lease contains the entire agreement between Landlord and Tenant concerning the Premises and the subject matter of this Lease, and Tenant acknowledges that it has not relied upon any representations, warranties, covenants, agreements, conditions or understandings except such as are set out in this Lease.

Relationship of Parties	18.02 Nothing contained in this Lease shall create any relationship between the parties hereto other than that of lessor and lessee, and it is acknowledged and agreed that Landlord does not in any way or for any purpose become a partner of Tenant in the conduct of its business, or a joint venturer, or a member of a joint or common enterprise with Tenant.

Joint and Several Liability	18.03 If Tenant hereunder comprises more than one person or corporation then all representations, warranties, conditions, covenants and undertakings on the part of Tenant hereunder shall be joint and several representations, warranties, conditions, covenants, agreements and undertakings of each and all such persons corporations.

Successors Bound	18.04 Except as otherwise provided, the covenants, terms and conditions contained in this Lease shall apply to the benefit of and bind the heirs, executors, administrators, successors, and assigns of the parties hereto.

Registration	18.05 Neither Tenant nor anyone on Tenant’s behalf or claiming under Tenant shall register this Lease or any assignment or sublease of this Lease or any document evidencing any interest of Tenant in the Lease or the Premises, against the Land or any part thereof. If any such party intends to register a document for the purpose only of giving notice of this Lease or of any assignment or sublease of this Lease, then such party shall be permitted to register only a caveat in the appropriate land titles office. The form of the caveat shall be prepared by Tenant and shall only describe the parties, the Premises, the Commencement Date, the expiration date of the Term, and such other matters necessary to give proper notice of Tenant’s interest and shall be submitted to Landlord for its review prior to registration. Forthwith to owing termination of this Lease any such caveat shall be removed. All costs and expenses necessary to prepare, approve, register or file the caveat and the ultimate removal thereof shall be paid by Tenant.

Division of Project	18.06

(a)    Landlord shall be entitled to sever the Land into separate parcels, or to consolidate the Land with other parcels, and after completion of such severance or consolidation the definitions of “Land” and “Project” shall be read to correspond to such change. The separate parcels of the Land on severance may be owned by or may be treated as if they were owned by separate entities other than Landlord. Landlord may in its discretion create and grant rights and casements among separate parcels or Project Components and may register same as encumbrances.

(b)    Tenant acknowledges and agrees that if the Land is severed into two or more separate parcels or consolidated into fewer parcels, Tenant will register any caveat indicating its interest in this Lease and the Premises against only the parcel(s) of the Land which is directly affected by Tenant’s interest in this Lease and the Premises as directed by Landlord, and if the Land is severed subsequent to the registration of such caveat, Tenant shall, at Landlord’s request, cause to be registered a partial discharge of such caveat against the parcels of Land not so directly affected by Tenant’s interest in this Lease and the Premises. If Tenant fails to cause such partial discharge to be registered within 15 days of a written request from Landlord, Landlord may take such steps as it considers necessary to cause such caveat to be partially discharged, and Tenant shall pay Landlord for all Outlays within 10 days of receipt of an invoice therefor.

(c)    (i)      Landlord may from time to time, if in the opinion of Landlord more efficient or economical operation of the Project or more equitable distribution of Operating Costs will result, establish Project Components (of which the Building shall be one) and divide, apportion, and allocate Operating Costs among such Project Components.

(ii)      In any such division, apportionment and allocation of Operating Costs, Landlord shall charge any item which relates exclusively to one of the Project Components directly to that Project Component only, and, in respect of items which do not exclusively relate to any single Project Component. Landlord shall divide, apportion and allocate same to all Project Components affected thereby, on an equitable basis having regard, without limitation, to the various uses and values or the subject Project Components, to prudent practices of property management, to the provisions of this Lease, and to generally accepted accounting and engineering principles. The aggregate so directly charged or divided, apportioned and allocated to the Building is herein called the “Operating Costs for the Building”.

(iii)    If such treatment would result in a more equitable and compatible recognition of the cost of their respective usage. Landlord may similarly, mutatis mutandis, charge, divide, apportion and allocate Operating Costs, or Operating Costs for the Building, among office, retail and other differing elements of the Building.

Tenant hereby accepts this Lease of the Premises, to be held by it as Tenant subject to the covenants, conditions, and restrictions set forth herein and implied. Tenant’s taking of possession of all or any portion of the Premises shall be conclusive evidence as against Tenant that the Premises or such portion thereof of which possession is taken are in satisfactory condition on the date of taking possession, subject only to latent defects and to deficiencies (if any) listed in writing in a notice delivered by Tenant to Landlord not more than 30 days after the later of the date of taking possession or the Commencement Date.

IN WITNESS WHEREOF, LANDLORD AND TENANT HAVE EXECUTED AND DELIVERED THIS LEASE BY AUTHORIZED SIGNATURES, AND BY AFFIXING CORPORATE SEALS WHEN APPLICABLE, EFFECTIVE THE DATE INDICATED ON PAGE 1 OF THIS LEASE AGREEMENT.

Tenant:

Software Integration Services Ltd.

			Per	/s/ Dean Perry
			Title	President

Per
Witness
Title

LANDLORD

Gratrend Holdings Ltd.			Princeton Developments Ltd.

Per	/s/ Illegible		Per	/s/ Illegible
Title	Chairman & CEO		Title	Secretary

Per	/s/ Illegible		Per	/s/ Illegible
Title			Title	President & CEO